  Exhibit 10.1(b)

LEGAL RETAINER AGREEMENT

AINOS, INC., a Texas Corporation, (“Client”) agrees to retain Jun Y. Lee, Esq., as Chief Legal Counsel (“Attorney”) to represent client for the following purpose under the following terms and conditions:

1.
FEES. The Client is obligated to pay, and the Attorney has the right to receive compensation at an hourly rate of $550.00/hour as follows: Reduced cash hourly rate of $250.00 per hour and a deferred, non-cash compensation of $300.00 per hour in the Client’s common stock shares valued and vested each calendar quarter from the Effective Date of this Agreement and up to and including the termination of this Agreement payable in the Company's unregistered, voting common stock (“Non-Cash Compensation”). Non-Cash Compensation is to be paid quarterly and shares are to be priced at the average of all trading day closing quotes on the OTC-BB for the month preceding date of issuance, with such shares to be issued on the first business day after the close of each calendar quarter or as soon thereafter as practicable. Fees shall be paid within five (5) days of invoice.

2.
TERM. This Agreement shall be effective as of August 1, 2021 (“Effective Date”) and terminate on July 31, 2022 unless earlier terminated pursuant to paragraph 8 of this Agreement. Upon the Effective Date the Legal Retainer Agreement dated June 21, 2019 between the Parties shall terminate and be superseded by this Agreement.

3.
EXTERNAL CONSULTANT FEES. If an expert witness, outside legal counsel, or other consultant (“External Consultant”) is retained in your matter, the Attorney will forward invoices from the External Consultant directly to you for payment. Failure to pay the External Consultant may result in prejudicing the success of your matter.

4.
CLIENT RIGHTS AND RESPONSIBILITIES

A. The Client has the right to:

i. Diligent representation by the Attorney, and to be kept informed regarding the progress of the Client’s matter.

ii. Receive, within a reasonable time, copies of all correspondence sent by the Attorney on the Client’s behalf, all pleadings and other documents filed by the Attorney on the Client’s behalf and copies of all documents received from opposing/interested parties regarding the Client’s matter.

ii. Decide whether to accept or reject any offers of settlement or evaluations of the matter, and the Attorney shall abide by the Client’s decision.

iv. Discharge the Attorney at any time, with or without cause, subject to liability for payment for legal services provided and costs incurred by the Attorney.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

v. Receive advice from the Attorney regarding recommended technical, legal and tactical issues as they arise so that the Client may evaluate how the Client wishes to proceed.

vi. Confidentiality of information about the Client unless the Client provides express consent; however, the Client does not have a right of confidentiality if such information pertains to illegal or fraudulent acts committed by the Client, pertains to the Client’s intention to commit a crime or must be disclosed pursuant to court order.

vii. Be treated with respect and courtesy from all employees of the Attorney. The Client should promptly inform the Attorney of any failure on its part to do so.

B. The client has the responsibility to:

i Refrain from a course of action which the attorney reasonably believes to be illegal, fraudulent, repugnant, imprudent or the Rules of Conduct governing Attorney.

ii. Not expect the Attorney to guarantee a particular outcome of the Client’s matter.

iii. Be truthful in all discussions with the Attorney, even if, and especially when, the Client thinks the information is detrimental to your case.

iv. Provide the Attorney with any significant change of circumstances in the Client’s business in a timely manner.

v. Pay the Client’s monthly bill in full in a timely and consistent manner.  If the Client has a question about a bill, the Client must bring it to the Attorney’s attention within 30 days of the date of the bill or the Attorney may assume that the Client has no objections to the bill.

5.
RETENTION OF FILES. THIS IS THE ONLY NOTICE YOU WILL RECEIVE REGARDING DESTRUCTION OF YOUR FILE

A. When the Attorney’s services are concluded or terminated, the Attorney will close the Client’s file. At the time of closing, the Client has the right to review the file and remove anything from it that the Client wishes to retain, not including the personal notes and memorandums of the attorneys and legal assistants, for the Client’s records. Whether the Client chooses to remove a document the Client originally supplied to the Attorney or that was generated by the Attorney, the Client agrees to pay the cost of reproduction.

B. If the Client owes the Attorney for costs or attorney’s fees, the Attorney is not required to release the Client’s file to the Client provided certain ethical requirements are met.

C. The file will be maintained as long as legally required, but in no case can the Client expect that the Attorney will keep the file beyond five (5) years after the representation of the Client has ended or, where discrete case files are established, five (5) years after the particular matter has been resolved.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

D. The Attorney has the right to maintain the Client’s closed file electronically, only, and to shred the hard copies of the documents in the Client’s file at the time the Client’s case is closed and any time after the file has been successfully scanned and electronically stored in at least 2 separate physical locations.

6.
INDEPENDENT CONTRACTOR AGREEMENT. Nothing contained herein or any document executed in connection herewith, shall be construed to create an employment, partnership, or joint venture relationship between the Client and Attorney. Attorney is an independent contractor and not an employee of the Client. The consideration set forth in Section 1 shall be the sole consideration due Attorney for the services rendered hereunder. It is understood that the Client will not withhold, unless required by law, any amounts for payment of taxes from the compensation of Attorney. Attorney will not represent to be or hold itself out as an employee of the Client and Attorney acknowledges that Attorney shall not have the right or entitlement in or to any of the benefit programs now or hereafter available to the Client's regular employees. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or union or professional guild regulations shall be Attorney's sole responsibility. The Attorney shall not make any commitments binding the Client without the consent of an authorized officer of the Client.

7.
REPRESENTATIONS AND WARRANTIES

A.
Each representative executing this Agreement is duly authorized to bind his/her respective Party.

B.
The Client is a duly incorporated corporation under the laws of the State of Texas and Attorney is a licensed Attorney under the laws of the District of Columbia and duly authorized to practice before the federal Securities and Exchange Commission.

8.
TERMINATION OF SERVICES

A.
The Client has the right to discontinue the services of the Attorney at any time with thirty (30) day written notice. However, in litigation matters, the Client’s desire to obtain a new attorney is subject to court approval. The court may not grant the substitution of counsel or agree to delay the proceeding to provide the Client time to obtain a new attorney. Termination of services does not affect the Client’s responsibility to pay for the legal services rendered and the costs incurred up to the date of termination.

B.
The Attorney may terminate this contract for reasons permitted by the Rules of Professional Conduct governing Attorney, including the failure to pay for services rendered by the Attorney.

9.
SCOPE OF WORK. Prior to commencing any matter or project, Attorney shall provide Client with a written Scope of Work, time and cost estimate. Client shall determine the scope of representation. Without limiting the generality of the foregoing, Attorney may be assigned tasks as follows:

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

A.
General Representation

i.
Board: If appointed, serve as corporate secretary, prepare for and attend all board meetings, maintain corporate books and records.

ii.
Legal Opinions/Review: Prepare legal opinions on matters of concern to board and executive staff, prepare and review all material contractual agreements.

B.
Transactional Representation

i.
Joint Ventures/Licensing: Identify potential joint venture and licensing partners, negotiate and structure term sheets, transactional agreements, conduct due diligence on proposed transactions.

ii.
Third-Party Vendors: Negotiate and oversee contract development and performance.

iii.
Investor Relations: Negotiate term sheets, transactional agreements, conduct due diligence on proposed transactions.

iv.
Regulatory: Evaluate regulatory and licensing requirements for Company’s plans to develop and commercialize treatment regimes.

C.
Compliance Representation

i.
SEC/State Securities Compliance: coordinate with outside SEC counsel on 10Q, 10K, and other SEC disclosures, Sarbanes-Oxley and State Blue Sky legal compliance, private placement memoranda and investor transactions.

ii.
Corporate Governance: Conduct, as required, compliance audits related to financial oversight and management, accounting, risk management, personnel, and contract compliance.

D.
Intellectual Property (IP) Management

i.
Identify and coordinate with patent counsel on IP protections for Company IP assets.

ii.
Recommend tax and legal strategies to manage tax and legal liabilities related to IP.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

10.
EXHIBITS. The attached Exhibit “A” is incorporated herein by this reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

ATTORNEY:

By:         /s/ John Junyong Lee_______________
John Junyong Lee (aka Jun Y. Lee)
Attorney

AINOS, INC.

By:
_/s/ Chun-Hsien Tsai________________
Chun-Hsien Tsai

Its: Chairman, President, CEO and CFO

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

EXHIBIT “A”

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are made and incorporated by this reference in the Legal Retainer (“Agreement”) attached hereto.

1.0
PROTECTION OF Client INFORMATION AND PROPERTY

1.1
Trade Secrets. Attorney hereby agrees and covenants not to disclose to third-parties or otherwise use to the detriment of Client any of the Client’s data, forms, processes, procedures, business plans or information, and methods of operation whether or not marked “confidential” or “trade secret”, and all of the foregoing is agreed to treated as confidential and trade secrets of Client by Attorney.

1.2
Intellectual Property. Attorney shall immediately cease and desist using any of Client’s trade name, trade and service marks, and any other intellectual or intangible property (whether or not registered) upon termination of this Agreement. Any original works, as that term is defined under the U.S. Copyright laws, that are created by Attorney in the performance of this Agreement is agreed to be a “work made for hire” and shall vest ownership to Client upon creation. Any other intellectual property created by Attorney that is not subject to the copyright laws, are made by Attorney for the exclusive benefit of Client and Attorney hereby grants to the Client an irrevocable, exclusive, unlimited, and royalty-free license to Client for such works.

1.3
Use of Trade Equipment. Attorney agrees and covenants that its use of Client’s trade equipment, inclusive of Client’s information technology, computer, and communications systems, is for the exclusive benefit and purpose of further Client’s business. Attorney further agrees that any personal use of Client’s trade equipment is not permitted.

1.4
Confidentiality and Non-Disclosure. Attorney acknowledges that the Client, and its agents, consultants, advisors and vendors possess and have developed certain subject matter which valuable trade secrets and intellectual property (hereinafter referred to as “Confidential Information”). Attorney shall maintain as fully confidential from third parties all the Client’s Confidential Information and not to disclose, divulge or use same, directly or indirectly, save exclusively for the purposes for which it was disclosed to the Attorney. In order to secure the confidentiality of the Confidential Information the Attorney shall safeguard the Confidential Information of the Client in accordance with this Agreement and with at least the same degree of care as it uses for other confidential information it receives.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

1.4.1
Confidential Information Defined. For purposes of this Agreement, “Confidential Information” shall mean, any and all information, without limitation, that directly or indirectly pertains to patents, trademarks, trade names and service marks, and original creative works and copyrighted works created, owned, produced or used by the Client. Without limitation, With regard to the foregoing, Confidential Information shall also include information, data, know-how, formulas, market research, business, sales and marketing plans, concepts, tests, drawings, specifications, applications, designs, trade secrets, information and data relating to the Client’s products, design methodology, processes, operations and plans, financial situation, and any notes, memoranda, summaries, analyses, compilations or any other writings relating thereto prepared by the Client or the Attorney or on either Party’s behalf.

1.4.2
Non-Confidential Information. The restrictions on use and disclosure set forth in this Agreement shall not apply to any Confidential Information which:

1.4.2.1
Was already known to the Attorney at the time such information was received from the Client or is independently developed by the Attorney without reference to any Confidential Information disclosed by the Client;

1.4.2.2
Was or becomes available to the general public, other than as a result of a breach of this Agreement;

1.4.2.3
Is subsequently obtained by the Attorney from a source other than the Client or its agents, provided that such source is not known by the Attorney to be prohibited from transmitting the information by a confidentiality agreement with, or other legal or fiduciary obligation to, Client;

1.4.2.4
The Client has released to a third Party on a non-confidential basis or for which it authorizes release

1.4.2.5
Is required by law to be disclosed under order of any court or other public authority in judicial or administrative proceedings whether in discovery proceedings or otherwise and wherein privilege or similar legal protection form disclosure is not available.

1.4.3
Compulsory Disclosure to Third Parties. If the Attorney is requested or required by oral questions, interrogatories, subpoena, civil investigative demand, applicable law, regulation, court order or other legal process or by any governmental or regulatory authority to disclose Confidential Information, or if such disclosure is needed in connection with the defense or any action, suit or investigation brought against the Attorney, the Attorney will provide the Client with notice of such request or requirement (unless such notice is not possible under the circumstances) so that the Client may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

1.4.4
Purpose of Disclosure. Attorney shall not, without the prior written consent of Client, use Confidential Information and Attorney shall not use, directly or indirectly, for their own benefit or for the benefit of third parties, publish or otherwise disclose Confidential Information to any other person, or permit the use of Confidential Information. Attorney agree that no copies (partial or complete) shall be made of any of the Confidential Information, including, without limitation, any writings, drawings, or products regarding the Confidential Information generated by Attorney or their agents, without the express written consent of the Client. Any such copies created with the consent of the Client shall be returned to the Client upon demand.

1.4.5
Return or Destruction of Confidential Information. At the Client’s written request, the Attorney shall forthwith return to the Client or destroy, at the Client’s option, all Confidential Information in tangible form and any copies of such Confidential Information, including copies in electronic format, provided that one copy may be retained for compliance purposes.

1.4.6
No Conveyance of Right or License Intended. The disclosure of Confidential Information or its use hereunder shall not be construed in any way as granting to the Attorney any right or license with respect to the Confidential Information other than the right to use Confidential Information for the limited items defined under the Purpose of Disclosure above. Any works created by Attorney shall be made on a “WORK FOR HIRE” and an exclusive, worldwide, royalty-free license basis with all right, title, and interest vesting in Client.

1.4.7
Covenant Not to Compete; Non-Solicitation. Attorney covenants and agrees not to compete with Client with respect to the design, production, manufacture, sales and marketing of products covered by the above definition of Confidential Information. Attorney further covenants and agrees not to solicit and engage in business transactions with any third parties with respect to the Confidential Information. The foregoing limitations on the use of Confidential Information is expressly intended by the Parties to constitute a separate ground of relief and damages in the event Attorney breaches this subsection.

1.4.8
Equitable Relief. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the Client, and that the Disclosers may not be adequately compensated for such injury in monetary damages. In such event the Client shall be entitled to seek any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use. Notwithstanding the foregoing, Disclosers reserves the right to seek any and all damages to which it is entitled in equity or in law.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

1.4.9
Severability. If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

2.0
DUTIES UPON TERMINATION.

2.1
Return of Client Property. Upon termination, Attorney shall immediately return to Client any and all data, information, computer records and data, business records and files, and any other document, record, trade equipment, supplies, keys, modes of access, or any other material that was furnished by or work products (including digital photographs, data, worksheets, draft and final work product versions) created for the Client during the term of the Agreement. All of the foregoing shall at all times by conclusively owned by the Client and shall be returned and submitted to the Client at the conclusion of each task or sub-task assigned under the Agreement. No files, documents, or other materials will be removed from the Client office to perform the scope of work under this Agreement.

2.2
Termination of Right of Access. Upon termination, Attorney’s right of access to Client’s information technology, computer and communications systems, trade equipment, business premises, records, files and any other property of Client shall be automatically terminated without further notice.

2.3
Transfer of Business Assignments. Attorney agrees that upon termination, Client has the unlimited right to assign any of Attorney’s projects, assignments, or other matters (in whole, or in part) to another person or entity as solely determined by Client. Attorney hereby understands and agrees that Attorney does not have any property interest whatsoever in any of the projects, assignment, business relationships, intangible and tangible property, and any other matter made, created, or performed during the term of this Agreement.

3.0
MISCELLANEOUS PROVISIONS.

3.1
Exclusive and Binding Arbitration. THE PARTIES AGREE TO BINDING ARBITRATION AS THE EXCLUSIVE DISPUTE RESOLUTION FORUM TO SETTLE AND RESOLVE ANY AND ALL DISPUTES ARISING FROM THE AGREEMENT AND THE Client-Attorney RELATIONSHIP BETWEEN THE PARTIES. IT IS FURTHER AGREED THAT CALIFORNIA LAW SHALL GOVERN THIS AGREEMENT (IRRESPECTIVE OF ITS CONFLICT OF LAW RULES), AND THAT THE JURISDICTION AND VENUE FOR BINDING ARBITRATION SHALL BE THE CITY OF SAN DIEGO, STATE OF CALIFORNIA. THE PARTIES AGREE TO UTILIZE JAMS MEDIATION AND ARBITRATION SERVICES TO SETTLE ALL DISPUTES. THE PARTIES EXPRESSLY AGREE TO WAIVE THEIR RIGHTS TO A JURY TRIAL.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021

3.2
Injunctive and Equitable Relief. Notwithstanding Section 3.1, Attorney also agrees that any breach by Attorney of Sections 1.0 and 2.0 of this Agreement, including such sub-parts, would create irreparable and immediate harm to Client and as such Attorney consents to any injunctive or equitable relief that may be available to Client.

3.3
Attorney’s Fees and Costs. The prevailing party under any dispute shall be entitled to its reasonable attorney’s fees and costs, including costs of investigation of such dispute.

3.4
Collection of Claims. In the event that Attorney adjudged the prevailing party in any action, Attorney hereby agrees that his sole source to satisfy any judgment shall be the operating checking account of the Client. Attorney expressly waives any rights to seek collection of any judgment against Client’s intellectual property rights or interests.

3.5
Survival. This Agreement shall survive and inure to the benefit of the successors, assigns, heirs, and/or estates of the parties.

3.6
Statute of Limitations. Notwithstanding any statutory or common-law rule to the contrary, and to the extent permissible by law, the Parties agree that any right of action must be commenced within one (1) year of the act, omission, event, or circumstance that gave rise to such cause of action.

Lee – Ainos, Inc. Legal Retainer Agreement – August 1, 2021